Amendment No. 3 to Convertible Promissory Note

The Convertible Promissory Note (the “Note”) dated August 12, 2005, made in favor of Tryant LLC, a Delaware limited liability company (the “Tryant”) by Fuel Corporation of America, Inc. n/k/a flexSCAN, Inc. (the “Company”) and flexSCAN, Inc., n/k/a flexPlus, Inc. jointly and severally, in the amended principal amount of Two Hundred Fifty-Five Thousand dollars ($255,000) (the “Principal Amount”), as amended by Amendment to Convertible Promissory Note dated November 15, 2005 (the “November Amendment”) and by Amendment No. 2 to Convertible Promissory Note as executed on March 23, 2006, is hereby further amended to provide as follows:

1.	The Company acknowledges it has defaulted on its obligations to pay the outstanding amounts pursuant to the Note, the November Amendment, and the March Amendment (the “Outstanding Amounts”).

2.
As payment and in full satisfaction of the Outstanding Amounts, the Company hereby agrees to pay a minimum of $120,000 (the “Minimum Payment”) within five business days of its receipt of its next traunche of financing or, in any event, not later than May 16, 2006, with minimum monthly payments of $10,000, thereafter, on the 15th day of each month until the Outstanding Amounts are paid in full. Notwithstanding the foregoing, if the Company shall receive capital in excess of $750,000, in one transaction, the Company shall pay the entire balance of the Outstanding Amounts within five (5) days of its receipt of such funding.

3.	In the event of a default pursuant to the terms of the Note, the Company shall have five (5) business days within which to cure such default.

4.
The Lock-Up/Leak-Out and Registration Rights Agreement made and entered into as of August 12, 2005 and the Lock-Up/Leak-Out and Registration Rights Agreement made and entered into as of November 11, 2005 are hereby amended as follows:

The subparagraph of Paragraph 3 that reads, “All shares shall be sold on a non-cumulative basis, meaning that if no Reorganized Company Common Stock was sold during a month while Reorganized Company Common Stock was qualified to be sold, those unsold shares could not be sold in the next successive month; and like wise, if part of the Reorganized Company Common Stock that could be sold during any monthly period was sold, the Shareholder may not cumulate the unsold portion of that month’s allotment to the next month, and so forth. The Shareholder agrees that all sales will be made at no less than the best “asked” prices, and no sales will be made at the “bid” prices for the Reorganized Company Common Stock.” is hereby replaced with the following:

“All shares may be sold on a cumulative basis, meaning that if no Reorganized Company Common Stock were sold during a month while Reorganized Company Common Stock was qualified to be sold, those unsold shares may be sold in succeeding months; and likewise, if part of the Reorganized Company Common Stock that could be sold during any monthly period were sold, the unsold portion of that month’s allotment may be sold in succeeding months. The Shareholder agrees that all sales will be made at no less than the best “asked” prices, and no sales will be made at the “bid” prices for the Reorganized Company Common Stock.”

5.
(a) In the event of a failure of the Company to make the Minimum Payment, on or before May 16, 2006, as provided in paragraph 2 of this Amendment, the Company hereby agrees to use its best efforts to cause the rescission of the reverse merger between the Company and its operating subsidiary, flexPLUS, Inc., a Delaware corporation (“Subsidiary”) on or before July 15, 2006 (“Rescission”). Such actions include, without limitation, preparing and filing all appropriate securities documents such as a Proxy Statement on Schedule 14A, drafting and negotiating an exchange agreement between the Company and the former shareholders of the Company, executing resignations of Company’s current officers and directors, and appointing Tryant’s designees as directors and officers of Company. The parties shall cause Subsidiary’s creditors to release Company from all Subsidiary’s liabilities and Subsidiary shall indemnify Company for such liabilities. The parties shall take all actions necessary to return each party to its original position, as if the reverse merger had not been effected, including the return of funds paid by Subsidiary to Tryant, less Tryant’s reasonable expenses and all accrued interest on the Note, and the extinguishment of any debt owed to Tryant by the Company or the Subsidiary. The parties agree that the rescission may be structured as an asset sale, stock sale, or merger at Tryant’s request.

(b)    In order to effect such Rescission, each of the undersigned stockholders, who in the aggregate hold a majority of the Company’s issued and outstanding shares, hereby irrevocably constitutes and appoints Tryant as his, her or its attorney and proxy in accordance with Delaware General Corporation Law, with full power of substitution and resubstitution, to cause each such stockholder's shares to be counted as present at any Company Stockholders Meetings to vote his, her or its shares at any Company stockholders' Meeting, however called, and execute consents in respect of his, her or its shares solely in connection with the Rescission, as more fully described in paragraph (a) of this Section 5 of this Amendment. The Stockholder hereby revokes all other proxies and powers of attorney with respect to his, her or its Shares that he, she or it may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be granted, in each case to the extent such prior or subsequent proxies or powers of attorney would prevent the Stockholder from complying with such Stockholder's obligations under this paragraph (a) of this Section 5 of this Amendment. This proxy and power of attorney shall be limited and is granted solely for the purpose of effecting the Rescission.

6.
Except as amended hereby, the terms of the Note, the November Amendment, and the March Amendment shall remain in full force and effect and shall continue to be the binding and legal obligation of the parties.

7.
This Amendment may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile with original signatures to follow

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment or caused this Amendment to be executed by their duly authorized representatives as of the 30th day of April 2006.

Tryant LLC, a Delaware limited liability company

By: /s/ Jeff Jenson

flexSCAN, Inc., a Nevada corporation

By: /s/ Thomas Banks

flexPLUS, Inc., a Delaware corporation

By: /s/ Thomas Banks

Stockholders:
Solely with respect to Paragraph 5(b).

/s/ Thomas Banks

/s/ J. Melinda Richards
Thomas Banks and J. Melinda Richards,
Tenants in Common

/s/ Michael Reynolds
Michael Reynolds